EXHIBIT 10.2(H)

AMENDED AND RESTATED

CENTURYLINK LEGACY EMBARQ 2008 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED

CENTURYLINK LEGACY EMBARQ 2008 EQUITY INCENTIVE PLAN

Section 1.                      Purpose.  The purposes of the Amended and Restated CenturyLink Legacy Embarq 2008 Equity Incentive Plan (the “Plan”) are to encourage certain Employees and Outside Directors of CenturyTel, Inc. (the “Company”) and its Affiliates to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and motivate individuals of exceptional talent upon whom, in large measure, the sustained progress, growth, and profitability of the Company depend.

Section 2.                      General Interpretive Principles and Definitions.

(a)           General Interpretive Principles.  (i) Words in the singular include the plural and vice versa, and words of one gender include the other gender, in each case, as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Plan and not to any particular provision of this Plan, and references to Sections and Appendices are references to the Sections of and Appendices to this Plan unless otherwise specified; (iii) the word “including” and words of similar import when used in this Plan mean “including, without limitation,” unless otherwise specified; and (iv) any reference to any U.S. federal, state, or local statute or law is deemed to also refer to all amendments or successor provisions thereto, as well as all rules and regulations promulgated under such statute or law, unless the context otherwise requires.

(b)           Definitions.  As used in the Plan, the following terms will have the meanings set forth below:

“Affiliate” means any Person with whom the Company would be treated as a “single employer” for purposes of Code Section 414(b) or (c), but replacing the 80 percent requirement in the regulations under Code Sections 414(b) and (c) with a 50 percent requirement, and any Person in which the Company has a significant equity interest, as determined by the Committee.

“Award” means any Option, Restricted Stock, Performance Share, Performance Unit, Restricted Stock Unit, Stock Appreciation Right, or Other Stock Unit award granted under the Plan.

“Award Agreement” means any written or electronic agreement, contract, or other instrument or document designating an Award granted under the Plan.

“Board” means the Board of Directors of the Company or any successor thereto.

“Business Day” means any day other than a Saturday, Sunday, or any day designated as a holiday by the Federal government.

“Change of Control” has the meaning of that term set forth in Section 11; provided, however, that the Committee may establish other definitions of “Change of Control”, as appropriate, to comply with Code Section 409A and the regulations thereunder.

“Change in Control” has the same meaning as the term “Change of Control”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof.  Except as provided in Section 3(c), any such subcommittee that is appointed by the Compensation Committee will be composed of not less than two Directors, each of whom is both a Non-Employee Director, and an “outside director” within the meaning of Code Section 162(m).

“Common Stock” means the Company’s common stock, $1.00 par value per share.

“Company” means CenturyTel, Inc., a Louisiana corporation.

“Covered Employee” means an Employee who meets the definition of “covered employee” under Code Section 162(m)(3).

“Director” means a member of the Board.

“Disability” means, in the case of a Participant, such Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Company.

“Employee” means any employee of the Company or any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means an officer of the Company who is subject to the liability provisions of Section 16 of the Exchange Act.

“Exercise Date” means the first Business Day on which the Company receives (i) written notice to exercise from a holder of an Award subject to exercise; (ii) payment in full of any exercise price for the number of Shares for which the Award is being exercised; and (iii) such other attestations, representations, or other documentation as the Committee may specify.

“Fair Market Value” of a Share or some other specified security which must be determined for the purposes of this Plan means: (i) if the Common Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the applicable date or, if shares are not traded on such day, on the next preceding trading date; (ii) if the Common Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date or, if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Committee in good faith and in accordance with Code Section 409A.  Notwithstanding the foregoing, if so determined by the Committee, “Fair Market Value” may be determined as an average selling price during a period specified by the Committee that is within thirty days before or thirty days after the date of grant, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs.

“Grant Date” means, unless the Committee provides a more specific method of determining the Grant Date, the date as of which an Award is made to a Participant.  For an Option, the Grant Date cannot be a date earlier than the date of the action granting the Option.

“Incentive Stock Option” means an Option that is intended to meet the requirements of Code Section 422.

“Non-Employee Director” has the meaning provided for in Rule 16b-3(b)(3) under the Exchange Act.

“Nonqualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

“Option” means any right granted under the Plan allowing a Participant the opportunity to purchase Shares at such price or prices and during such period or periods as the Committee determines.

“Other Stock Unit” means an award, right, or interest relating to, valued in whole or in part by reference to, or otherwise based on Shares, that is granted pursuant to Section 9.

“Outside Director” means a member of the Board who is not an Employee.

“Participant” means an Employee or Outside Director who is designated to receive an Award under the Plan under Section 3(b).

“Performance Award” means any Award that will be issued, granted or adjusted, or become vested or payable, as the case may be, upon the achievement of designated performance goals, pursuant to Section 10.

“Performance Period” means that period designated by the Committee at the time a Performance Award is granted during which performance relative to the designated performance goals is to be measured.

“Performance Share” means any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee determines, including cash, Shares, or any combination thereof, upon or following achievement of designated performance goals during the Performance Period.

“Performance Unit” means any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee determines, including cash, Shares, or any combination thereof, upon or following achievement of designated performance goals during the Performance Period.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

“Restricted Stock” means any Share issued pursuant to Section 6 which is subject to both a substantial risk of forfeiture and restrictions on the holder’s right to sell, transfer, pledge, or assign such Share.  The Committee, in its sole discretion, may impose such other restrictions (including any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee deems appropriate.

“Restricted Stock Unit” or “RSU” means any grant pursuant to Section 7 of a right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

“Restricted Stock Unit Account” or “RSU Account” means an account established on the Company’s books for each Participant who is granted an Award of RSUs.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 8 to receive, as of some future date, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (i) the Fair Market Value of one Share on the Exercise Date, over (i) the Strike Price.

“Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the Award Agreement.

Section 3.                      Administration and Eligibility.

(a)           Administration.  This Plan shall be administered by the Committee.  The Committee shall have authority to grant Awards under this Plan, to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, to enter into Award Agreements with Participants, and to make any other determination that it believes necessary or advisable for the proper administration of this Plan.  The Committee may delegate (i) to officers, Employees, independent contractors, or vendors of the Company, matters involving the routine administration of the Plan and which are not specifically required by any provision of this Plan to be performed by the Board or the Committee; and (ii) its authority under the Plan to the extent provided in Section 3(c) hereof.

(b)           Eligible Participants.  Employees and Outside Directors of the Company shall become eligible to receive Awards under this Plan when designated by the Committee, provided that such person was not an Employee or Director of CenturyLink as of June 30, 2009.  Employees may be designated individually or by groups or categories, as the Committee deems appropriate.

(c)           Delegation to the Chief Executive Officer.  With respect to participants who are neither Outside Directors nor subject to Section 16 of the Exchange Act or Code Section 162(m), (i) the Committee may delegate to the chief executive officer of CenturyLink its authority to designate Participants, to determine the type, size and terms of the Awards to be received by these Participants, to determine any performance objectives for these Participants, and to approve or authorize the form of Award Agreement governing such Awards, and (ii) following any grants of Awards pursuant to such delegated authority, the chief executive officer of CenturyLink or any officer designated by him may exercise any powers of the Committee under this Plan to accelerate vesting or exercise periods, to terminate restricted periods, to waive compliance with specified provisions, or to otherwise make determinations contemplated hereunder with respect to such Awards; provided, however, that in no event may (A) the chief executive officer grant stock options at an exercise price other than the Fair Market Value of a Share on the later of the Grant Date or the date the Participant becomes an Employee or Director of the Company, unless otherwise determined by the Committee (subject to the limitations in Section 5(h)), (B) any Person other than the Committee make any of the determinations set forth in Section 4(c) and Section 11 of this Plan, or (C) any Person take any action that the Committee lacks the authority to take hereunder.

Section 4.                      Shares Subject to Plan and Participant Limits.

(a)           Plan Limit.  Subject to adjustment as provided in Section 4(c), the total number of Shares available for issuance pursuant to Awards is twenty million five hundred and fifty thousand (20,550,000).  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.  Shares issued by the Company as a result of the Company’s assumption or substitution of outstanding grants under a plan of a company acquired in a corporate transaction shall not reduce the Shares available for issuance under the Plan.

(i)
Shares subject to an Option or SAR will be counted as one (1) Share at the time of grant for purposes of the limit set forth in Section 4(a).  A grant of a Tandem SAR and related Option where the exercise of the Tandem SAR or Option results in the cancellation of the other, will be counted as one Share at the time of grant for purposes of the limit set forth in Section 4(a).  All Shares subject to a SAR, to the extent the SAR is exercised and whether or not Shares are actually issued upon exercise, will be considered issued for purposes of the limit set forth in Section 4(a).

(ii)
Shares subject to a grant of Restricted Stock, RSUs, Performance Units payable in Shares, Performance Shares, Other Stock Units or any other Award that results in the Company transferring the full value of a Share (or a number of Shares equal to the full value) granted under the Award will be counted as three (3) shares at the time of grant for purposes of the limit set forth in Section 4(a).

(iii)
Shares subject to Awards that are thereafter forfeited, cancelled, expire, or are settled in cash or otherwise without the issuance of Shares, will again be available for issuance under the Plan.  Shares subject to an Award may not again be made available for issuance under the Plan if such Shares are:

(A)	Shares that were subject to an Option, stock-settled Stock Appreciation Right or other stock-settled Award and were not issued or delivered as a result of the net settlement of such Award;

(B)	Shares delivered, withheld, or otherwise used to pay the exercise price or withholding taxes related to an Award; or

(C)	Shares repurchased on the open market with the proceeds of an Option exercise.

(b)           Participant Limit.  No Participant will be granted one or more Awards of Options and/or SARs in any calendar year covering more than 1,370,000 Shares.  No Participant will be granted one or more Awards of RSUs, Restricted Stock, Performance Units payable in Shares or Performance Shares in any calendar year covering more than 685,000 Shares.  No Participant will be granted cash-based Performance Units or other cash-based Awards the value of which may be paid, credited or vested in any calendar year in excess of $7.5 Million.  The maximum share limits set forth herein will be adjusted to the extent necessary to reflect adjustments made under Section 4(c).

(c)           Adjustments in Authorized Shares.  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, split-up, spin-off, forward or reverse stock split, or other change in the corporate structure affecting the Shares, an equitable adjustment will be made in the aggregate number and class of Shares which may be issued under the Plan, in the number and class of Shares that may be subject to an Option or a SAR granted to any individual in any year under the Plan, in the number, class and Option price of Shares subject to outstanding Options granted under the Plan, in the value of, or number or class of Shares subject to, other Awards granted under the Plan, and in the number and type of Shares or other securities specified as the annual per-participant limitations in Section 4(b) as may be determined by the Committee to be appropriate, in its sole discretion, to prevent dilution or enlargement of benefits or potential benefits intended under the Plan or any Award and (where applicable) consistent with the requirements of Code Sections 409A and 162(m).  Adjustments under this Section 4(c) will not result in the right to purchase or receive fractional Shares under any Award.  In the event the calculation of any adjustment under this section results in a fractional number of Shares, the number of Shares subject to an affected Award will be rounded down to the nearest whole number.

Section 5.                      Stock Options.

(a)           Eligibility and Grant of Option.  Options may be granted hereunder to Participants either alone or in addition to other Awards.  The Committee in its sole discretion will designate whether an Option is an Incentive Stock Option or a Nonqualified Stock Option.  Unless the Option Award Agreement specifically designates an Option as an Incentive Stock Option, such Option is deemed to be a Nonqualified Stock Option.  Each grant of Options to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b)           Number of Shares.  Each Option Award Agreement will state that it covers a specified number of Shares, as determined by the Committee.

(c)           Exercise Price.  Each Award Agreement will state the exercise price per Share purchasable under an Option, determined by the Committee in its sole discretion; provided that such exercise price shall not be less than the Fair Market Value of the Share on the Grant Date of the Option.

(d)           Option Period.  Subject to the limitations described below in Section 5(f) relating to Incentive Stock Options, each Award Agreement will state the term of each Option, not to exceed ten years, fixed at the Grant Date by the Committee in its sole discretion.

(e)           Method of Exercise.

(i)
An Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of Shares to be purchased.  The exercise notice shall be accompanied by tender of the full purchase price for such Shares, which may be paid or satisfied by (1) cash; (2) check; (3) delivery of Shares, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such Option is exercised and, unless otherwise determined by the Committee, shall have been held by the Participant for at least six months; (4) delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the Option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (5) in such other manner as may be authorized from time to time by the Committee; or (6) any combination of the preceding, equal in value to the full amount of the exercise price; provided that all such payments shall be made or denominated in United States dollars.

(ii)
Notice under the preceding paragraph may be delivered by telecopy, electronic mail or any similar form of transmission, provided that the exercise price of such shares is received by the Company via wire transfer or other means on or before the day such transmission is received by the Company.  The notice shall specify the manner in which any certificates for such Shares are to be delivered.

(iii)	An Option to purchase Shares in accordance with this Plan shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date.

(iv)	In the case of delivery of an uncertified check, no Shares shall be issued until the check has been paid in full.

(v)	Prior to the issuance of Shares upon the exercise of a Option, a Participant shall have no rights as a shareholder.

(f)           Incentive Stock Options.  No Incentive Stock Option will be exercisable after the expiration of ten years from the date the Option is granted.  In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant that are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Code Section 422.  The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Code Section 422.

(g)           Form of Settlement.  All Options will be settled in the form of Shares.

(h)           Repriced Options Subject to Stockholder Approval.  The Committee may grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, for such purposes and on such terms (including Option price) as it deems appropriate, subject to stockholder approval if such replacement grant would be deemed to be a repricing under the rules of the New York Stock Exchange.

(i)           No Reload Grants.  Options will not be granted in consideration for and will not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and or tax withholding obligation under any other Option.

(j)           Other Terms.  As the Committee deems desirable, each Option may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 6.                      Restricted Stock.

(a)           Eligibility and Issuance of Restricted Stock.  Restricted Stock may be issued hereunder to Participants, for such consideration not less than the minimum consideration required by applicable law, as the Committee may determine, either alone or in addition to other Awards.  The provisions of Restricted Stock need not be the same with respect to each Participant.  Each grant of Restricted Stock to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b)           Number of Shares.  Each Award Agreement will state that it covers a specified number of Shares of Restricted Stock, as determined by the Committee.

(c)           Restrictions.  A Participant’s right to retain Shares of Restricted Stock will be subject to such restrictions as are set forth in the Award Agreement, including but not limited to, continued performance as an Employee or Outside Director for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives (as described in Section 10(b)), as may be established by the Committee with respect to such Award.  The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to (i) different Participants, (ii) different grants of Restricted Stock Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award.  Any grant of Restricted Stock will contain terms such that the Award is either exempt from Code Section 409A or complies with such Section.

(d)           Lapse of Restrictions.  The restrictions on each Share of Restricted Stock will lapse in accordance with the terms set forth in the applicable Award Agreement.

(e)           Dividends.  Any and all cash and stock dividends paid with respect to the Shares of Restricted Stock shall be subject to any restrictions on transfer, forfeitability provisions, or reinvestment requirements as the Committee may, in its discretion, prescribe in the Award Agreement.

(f)           Other Terms.  As the Committee deems desirable, each Restricted Stock Award may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 7.                      Restricted Stock Units.

(a)           Eligibility and Grant of Restricted Stock Units (“RSUs”).  RSUs may be granted hereunder to Participants in such amount and upon such terms as the Committee will determine, either alone or in addition to other Awards.  Each Award of RSUs to a Participant under the Plan will be evidenced by an Award Agreement that specifies the restrictions, the number of Shares subject to the RSUs granted, and such other provisions as the Committee may determine in accordance with the Plan and Code Section 409A.

(b)           Voting Rights.  A Participant will have no voting rights with respect to Shares subject to RSUs.

(c)           Crediting Restricted Stock Units.  The Company will establish an RSU Account on its books for each Participant granted an Award of RSUs.  RSUs will be credited to the Participant’s RSU Account as of the Grant Date of such RSU.  RSU Accounts will be maintained for recordkeeping purposes only and the Company will not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts.  The obligation to make distributions of securities or other amounts credited to RSU Accounts will be an unfunded, unsecured obligation of the Company.

(d)           Restrictions.  The Committee may impose such restrictions on RSUs, including time-based restrictions, restrictions based on the achievement of specific performance goals (as described in Section 10(b)), time-based restrictions following the achievement of specific performance goals (as described in Section 10(b)), restrictions based on the occurrence of a specified event, and/or restrictions under applicable securities laws.

(e)           Lapse of Restrictions.  The restrictions on each RSU will lapse in accordance with the terms set forth in the applicable Award Agreement.

(f)           Settlement of RSU Accounts.

(i)
General.  The Company will settle an RSU Account by delivering to the holder thereof (which may be the Participant or his or her Beneficiary, as applicable) either (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the number of Shares underlying the RSUs then credited to the Participant’s RSU Account (or a specified portion in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then credited to the Participant’s RSU Account (or a specified portion in the event of any partial settlement).  Any fractional RSUs remaining in the RSU Account on the Settlement Date will be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional RSUs.

(ii)
Settlement Date.  The “Settlement Date” for all RSUs credited to a Participant’s RSU Account will be the date on which the restrictions applicable to an Award of RSUs have lapsed as specified in the RSU Award Agreement.

(g)           Other Terms.  As the Committee deems desirable, each Award of RSUs may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 8.                      Stock Appreciation Rights.

(a)           Eligibility and Grant of Stock Appreciation Rights (“SARs”).  Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards.  SARs may, but need not, be granted in connection with a specific Option (in such case, a “Tandem SAR”).  Any Tandem SAR must be granted at the same time the related Option is granted. SARs granted to a Participant under the Plan will be evidenced by an Award Agreement that contains the terms and conditions of the SAR as determined by the Committee.

(b)           Term of SAR.  Unless otherwise provided in the Award Agreement, (a) no SAR will have a term of more than ten (10) years from the Grant Date of the SAR, and (b) Tandem SARs will vest at the same time and in the same proportions as the related Options.

(c)           Strike Price.  The Strike Price of a SAR will be determined by the Committee in its sole discretion; provided that the Strike Price shall not be less than the Fair Market Value of a Share on the Grant Date of the SAR.

(d)           Exercise and Payment.  Except as may otherwise be provided by the Committee in an Award Agreement, SARs will be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised.  The Committee may provide that payment with respect to an exercised SAR may occur on a fixed date which may not be the same as the Exercise Date, but in no event shall the payment date occur after the later of the end of the calendar year or 2-1/2 months following the date on which the SAR is exercised, and may provide for additional payment in recognition of the time value of money and any delay between the Exercise Date and the payment date.  Any payment by the Company in settlement of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, determines.

(e)           Grant Limitations.  The Committee may on the Grant Date impose any other limitations upon the exercise of SARs that it deems necessary or desirable in order for the Award to qualify for an exemption from Section 16(b) of the Exchange Act.  Any grant of SARs shall contain terms such that such SARs are exempt from Code Section 409A.

(f)           Exercise of Tandem SARs.  To the extent that a SAR is granted in connection with, or related to, an Option (a “Tandem SAR”), the terms of such Tandem SAR will provide that (i) the related Option will be forfeited upon the exercise of such Tandem SAR or alternatively, that the Tandem SAR will be cancelled upon the exercise of the related Option, (ii) the Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable, (iii) each Tandem SAR will expire no later than the expiration of the related Option, and (iv) the value of the payout with respect to the Tandem SAR will be no more than one hundred percent (100%) of the difference between the exercise price per Share of the related Option and the Fair Market Value per Share of the Shares subject to the related Option at the time the Tandem SAR is exercised.

(g)           Repriced SARs Subject to Stockholder Approval.  The Committee may grant SARs in replacement of SARs previously granted under this Plan or any other compensation plan of the Company, for such purposes and on such terms (including Strike Price) as it deems appropriate, subject to stockholder approval if such replacement grant would be deemed to be a repricing under the rules of the New York Stock Exchange.

(h)           No Fractional Shares.  No fractional Shares shall be issued upon the exercise of a SAR.  In lieu thereof, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole Share at its Fair Market Value on the Exercise Date.

(i)           Other Terms.  As the Committee deems desirable, each SAR may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 9.                      Performance Shares, Performance Units, and Other Stock Units.

(a)           Eligibility and Grant for Awards.  Performance Shares, Performance Units, and Other Stock Units may be granted hereunder, for such consideration not less than the minimum consideration required by applicable law, as the Committee may determine, either alone or in addition to other Awards.  Each grant of such an Award to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b)           Other Terms.  As the Committee deems desirable, each Performance Share, Performance Unit, or Other Stock Unit may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 10.                     Performance Awards; Section 162(m) Provisions.

(a)           Terms of Performance Awards.  Except as provided in Section 11, Performance Awards will be issued, granted, or adjusted, or become vested or payable, only after the end of the relevant Performance Period.  The Performance Period, the performance goals to be achieved for each Performance Period, the maximum amount of the Award to be distributed upon satisfaction of those performance goals and any other terms or conditions that the Committee deems appropriate and consistent with the requirements of Code Section 162(m) for “qualified performance-based compensation” will be determined by the Committee in its sole discretion.

(b)           Performance Goals.  For Performance Awards subject to this Section 10, the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, Shares, or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following metrics, and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions, joint ventures, or other operating units:

(i)	earnings measures (including OIBDA, operating income, or net income), either in the aggregate or on a per-Share basis;

(ii)	growth or rate of growth in earnings (either in the aggregate or on a per-Share basis);

(iii)	cash flow provided by operations, either in the aggregate or on a per-Share basis;

(iv)	growth or rate of growth in cash flow (either in the aggregate or on a per-Share basis);

(v)	free cash flow (either in the aggregate on a per-Share basis);

(vi)	reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

(vii)	operating and maintenance cost management and employee productivity;

(viii)	stockholder returns (including return on assets, investments, equity, or gross sales, either versus internal targets or external comparison);

(ix)	return measures (including return on assets, equity, invested capital or sales);

(x)	growth or rate of growth in return measures (including return on assets, equity, invested capital or sales);

(xi)
share price (including attainment of a specified per-Share price during the Performance Period; growth measures, or total shareholder return including relative to an index or peers or attainment of a specified per-Share price for a specified period of time);

(xii)
strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, or geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; and/or

(xiii)	achievement of business or operational goals such as market share, customer satisfaction, new product or services revenue and/or business development;

provided that applicable performance goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.  In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company’s stockholders, which are incorporated herein by reference.  Such performance goals shall be set by the Committee in writing within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).

(c)           Adjustments.  Notwithstanding any provision of the Plan other than Section 4(c) or Section 11, with respect to any Award that is subject to this Section 10, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant, or upon a Change of Control.

(d)           Other Restrictions.  The Committee has the power to impose such other restrictions on Performance Awards as it deems necessary or appropriate to insure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m)(4)(B).

(e)           Section 162(m) Limitations.  Notwithstanding any other provision of this Plan, if the Committee determines at the time any Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a Covered Employee, then the Committee may provide that this Section 10 is applicable to such Award.

(f)           Reapproval Requirement.  If Awards are made under this Section 10, the Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of this Section 10, if additional Grants are to be made under this Section 10 and if required by Code Section 162(m) or the regulations thereunder.

Section 11                      Change of Control.

(a)           Unless otherwise provided in the Award Agreement, a Change of Control shall mean:

(i)
the acquisition by any Person of beneficial ownership of 30% or more of the outstanding Shares or 30% or more of the combined voting power of CenturyLink’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(A)	any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 11(a)(iii) hereof) of Common Stock directly from the Company,

(B)	any acquisition of Common Stock by the Company,

(C)	any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D)	any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 11(a)(iii) hereof; or

(ii)
individuals who, as of February 23, 2010, constituted the Board of Directors of CenturyLink (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyLink’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii)
consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyLink) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(A)
the individuals and entities who were the beneficial owners of CenturyLink’s outstanding Common Stock and CenturyLink’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(B)
except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyLink, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(C)
at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)	approval by the shareholders of CenturyLink of a complete liquidation or dissolution of CenturyLink.

For purposes of this Section 10, the term “Person” shall have the meaning provided in Section 2(b) but shall also mean any group or syndicate created when two or more Persons act as a syndicate or other group (including a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, with the exception of an underwriter temporarily holding a security pursuant to an offering of the security.

(b)           Upon a Change of Control, all outstanding Awards granted pursuant to this Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Awards shall automatically lapse and, unless otherwise provided in the Award Agreement, all performance criteria and other conditions relating to the payment of Awards shall be deemed to be achieved at the target level without the necessity of action by any Person.

(c)           No later than 30 days after a Change of Control of the type described in subsections (a)(i) or (a)(ii) of this Section 11 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (a)(iii) or (a)(iv) of this Section 11, the Committee, acting in its sole discretion without the consent or approval of any Participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual Participants and which may vary among Awards held by any individual Participant; provided, however, that no such action may be taken if it would result in the imposition of a penalty on the Participant under Section 409A of the Code as a result thereof:

(i)
require that all outstanding Options, SARs, or Other Stock Units be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options, SARs, and Other Stock Units, and all rights of Participants thereunder shall terminate;

(ii)
make such equitable adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change of Control and provide Participants with substantially equivalent rights before and after such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary);

(iii)
provide for mandatory conversion or exchange of some or all of the outstanding Options, SARs, RSUs, Performance Units, or Other Stock Units held by some or all Participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Awards shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such Participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option, SAR, RSU, Performance Unit or Other Stock Unit, as defined and calculated below, over the per share exercise price or base price of such Award or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess; or

(iv)
provide that thereafter, upon any exercise or payment of an Award that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares of stock or other securities or property (including cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of Shares then covered by such Award.

(d)           For the purposes of conversions or exchanges under paragraph (iii) of Section 11(c), the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(i)           the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(ii)           the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(iii)           in all other events, the fair market value of a share of Common Stock, as determined by the Committee as of the time determined by the Committee to be immediately prior to the effective time of the conversion or exchange.

(e)           In the event that the consideration offered to shareholders of CenturyLink in any transaction described in this Section 10 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

(f)           If an Award provides for or is subject to acceleration under Section 11(a), the provisions of this Section shall apply to the Award.  Unless otherwise provided in a Participant’s employment agreement, if any, or any other plan or arrangement within the Company to which the Participant is a party or Participant, if an acceleration of vesting, exercisability, or settlement of an Award, together with all other payments or benefits contingent on the Change of Control within the meaning of Code Section 280G (“Payment”), would constitute a “parachute payment” within the meaning of Section 280G, and thus be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be reduced to the Reduced Amount.  The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits (or a cancellation of the acceleration of vesting, exercisability or settlement of an Award) constituting a “parachute payment” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration will occur in the order that provides the maximum economic benefit to the Participant.  In the event that acceleration of vesting, exercisability, or settlement of an Award is to be reduced, such acceleration also will be canceled in the order that provides the maximum economic benefit to the Participant.

Section 12.                      Amendments and Termination.

(a)           Amendment and Termination of the Plan.  The Board may amend, alter or discontinue the Plan in whole or in part without the approval of the Company’s stockholders, except that (i) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may then be listed and (ii) no amendment, alteration, or discontinuation will be made that would impair the rights of a Participant under any outstanding Award, without the Participant’s consent, or that without the approval of the stockholders would, except as is provided in Section 4(c) of the Plan, increase the total number of Shares reserved for the purposes of the Plan.  No amendment, alteration or discontinuation will cause any payments to be made any earlier than are otherwise provided hereunder, unless permitted by Code Section 409A.

(b)           Amendment of Awards.  The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment will impair the rights of any Participant without the Participant’s consent.  The Committee may also substitute new Awards for Awards previously granted to Participants, but it may not (i) substitute new Options or SARs having a lower exercise price for previously granted Options or SARs having a higher exercise price or (ii) substitute another Award for an Option or SAR which has an exercise price above the then current Fair Market Value.

Section 13.                      General Provisions.

(a)	Non-Transferability.

(i)	No Award granted hereunder may be transferred, pledged, assigned or otherwise encumbered by the holder thereof except:

(A)	by will;

(B)	by the laws of descent and distribution; or

(C)
in the case of Options only, if permitted by the Committee and so provided in the Award Agreement, (1) to Immediate Family Members (as defined below), (2) to a partnership in which the Participant and/or Immediate Family Members, or entities in which the Participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (3) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (4) to a trust for the sole benefit of the participant and/or Immediate Family Members.  “Immediate Family Members” means the spouse and natural or adopted children or grandchildren of the Participant and their respective spouses.  To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option.

(ii)
No such transfer of any Award under paragraph (a) shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this Plan and the applicable Award Agreement.

(iii)
Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award, or levy of attachment or similar process upon the Award not specifically permitted herein, shall be null and void and without effect.

(b)           Effect of Award.  No Participant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(c)           Effect of Award Agreement.  The prospective recipient of any Award under the Plan will not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient executes an Award Agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Committee or Plan Administrator, and otherwise complied with the then applicable terms and conditions.

(d)           Adjustment of Awards.  The Committee will be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable to carry it into effect.  In the event the Company assumes outstanding employee benefit awards or the right or obligation to make future awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it deems appropriate.

(e)           Non-Competition.  The Committee has full power and authority to determine whether, to what extent and under what circumstances any Award will be canceled, forfeited or suspended.  In particular, but without limitation, all outstanding Awards to any Participant will be canceled if the Participant, without the consent of the Committee, while employed by or providing services as an Outside Director to the Company or an Affiliate or after termination of such employment or service as an Outside Director, engages in competition with the Company or its Affiliates, as provided in the applicable Award Agreement or other employment agreement between the Participant and the Company.

(f)           Payment of Consideration.  Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan are not required to make any payment or provide consideration other than the rendering of services.

(g)           Withholding.  The Company is authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due with respect to an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  The Company will also be authorized to withhold the delivery of Shares to a Participant, or accept previously owned Shares from a Participant, in payment for the withholding of taxes.

(h)           Other Compensation Arrangements.  Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i)           Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Louisiana and applicable Federal law.

(j)           Severability.  If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan will remain in full force and effect.

(k)           Code Section 409A Compliance.  This Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A and applicable judicial decisions construing Section 409A.

(l)           Dividend Equivalents.  Whenever cash dividends are paid or non-cash dividends or distributions are made with respect to Shares, the Committee may elect to credit dividend equivalents to any Award other than Options or SARs.  Such dividend equivalents may be paid immediately or subject to the same restrictions imposed on the underlying Award.

Section 14.                      Effective Date of Plan.  The Plan was originally effective on May 1, 2008, the date of its approval by the stockholders of Embarq Corporation.  No Award will be granted pursuant to the Plan after May 1, 2018, the tenth anniversary of such effective date, but any Award granted on or before such date may extend beyond that date.

*   *   *   *   *   *   *   *

CERTIFICATION

The undersigned Secretary of CenturyTel, Inc. (the “Company”) hereby certifies that the foregoing Amended and Restated CenturyLink Legacy Embarq 2008 Equity Incentive Plan was (i) assumed by the Company in its merger with Embarq Corporation, which closed on July 1, 2009, and (iii) adopted by the Board in its current amended and restated form on February 23, 2010.  .

Dated: February 23, 2010	/s/ Stacey W. Goff
Stacey W. Goff
Secretary